Exhibit 99.1

AT THE COMPANY:               INVESTOR RELATIONS:
Barry A. Rothman              Howard Gosfrand
Onstream Media Corporation    American Capital Ventures
954-917-6655                  305-918-7000
brothman@onstreammedia.com    hg@amcapventures.com

FOR IMMEDIATE RELEASE:

   ONSTREAM MEDIA CORPORATION FISCAL 2006 SECOND QUARTER CONFERENCE CALL RECAP

POMPANO BEACH, FL - MAY 25, 2006 - Onstream Media Corporation (Nasdaq: ONSM), a leading online service provider of live and on-demand, digital media communications and applications, held a conference call on May 24th to discuss its fiscal 2006 second quarter financial results and latest business developments.

During the presentation, Randy Selman, President and CEO, and Robert Tomlinson, CFO of Onstream Media, discussed several second quarter accomplishments. Some of the highlights for the quarter ended March 31, 2006 follow:

      - Introduced ad-insertion technology, coupled with advanced video player design, which enables companies to monetize content through highly targeted digital advertising. This innovative product was readily adopted by Rodale, Inc., one of the leading content providers for the health and wellness industry. The Company expects industry-leading partnerships such as these to attract other large-scale clients and expand its Digital Media Services Platform
            (DMSP) user base.

      - Overall sales pipeline is starting to grow, as evidenced by recent long-term contracts to provide a series of webcasting events for the U.S. State Department, in addition to new corporate clients such as Rodale, Inc. and Discovery Education.

      - Discovery Education, a subsidiary of Discovery Communications, Inc., the leading global real-world and knowledge-based media company, has selected Onstream Media to process thousands of titles, chapters and segments of existing educational content for their new COSMEO online service. Although the Company is not at liberty to disclose the specific terms of this agreement, management believes there will be a significant increase to revenues during the balance of calendar year 2006.

      - Grew the average revenue per webcast event to approximately $865 in the second fiscal 2006 quarter from approximately $670 in the second fiscal 2005 quarter. The Company continues to progress with its strategy to focus on higher-margin, recurring revenue streams.

      - Recaptured a significant audio-only webcasting customer. Year-to-date, the Company has recorded revenues on over 300 of these events and expects to ramp-up to 1,600 events annually, contributing to incremental revenues, while keeping costs stable.

      - Quickcast(TM), one of Onstream's first direct-to-consumer product lines, is now complete and will soon begin test marketing. This innovative product enables users to self-deploy dynamic powerpoint presentations online (upload, view, edit, store, customize), which will easily enable thousands of corporate users to mass market messages, products and services. The Company anticipates to begin generating monthly recurring revenues upon full product launch during calendar 2006.

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      -     Although the Company's balance sheet as of March 31, 2006 continues to reflect the accounting for potential rescission, Onstream Media expects to conclude that the exposure for this issue has terminated and to discontinue this accounting by the end of this fiscal year. This will result in restoring approximately $5.2 million to permanent equity based on the current balance sheet. However, the liabilities related to warrants and embedded conversion features arising from the application of EITF 00-19 will continue to appear on the balance sheet for the foreseeable future and be subject to adjustment to market value at the end of each fiscal period, with adjustments to those liabilities reflected as non-cash expense or income in the Company's operating results.

For full details, listen to a rebroadcast of the call online at http://www.visualwebcaster.com/event.asp?id=34095. Also visit http://www.onstreammedia.com.

ABOUT ONSTREAM MEDIA CORPORATION

Founded in 1993, Onstream Media (Nasdaq: ONSM - News) is a leading online service provider of live and on-demand communications and digital media services including encoding, editorial, hosting, digital asset management, streaming, e-commerce/pay-per-view and distribution via the Onstream Digital Media Services Platform. Onstream Media's pioneering ASP Digital Media Services Platform (DMSP) provides its customers with the necessary tools for webcasting, web conferencing, managing digital assets, publishing content on the Internet and establishing e-commerce storefronts to transact business online. All of Onstream Media's services are focused on increasing productivity and revenues, and reducing capital expenditures and operational costs of any organization in an affordable and highly secure environment. As a result, 78% of the Fortune 100 CEOs and CFOs and almost half of the Fortune 1000 companies have used Onstream Media's services.

Onstream Media customers include: AOL, AAA, AXA Equitable Life Insurance Company, Disney, MGM, Rodale, Inc., Deutsche Bank, Thomson Financial/CCBN, PR Newswire and the U.S. Government.

For more information, visit the Onstream website at http://www.onstreammedia.com or call 954-917-6655.

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to, fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.


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